Greystone Business Credit II, L.L.C.

Loan and Security Agreement

This Loan and Security Agreement (as it may be amended, this "Agreement") is entered into on December 14, 2007 between Greystone Business Credit II, L.L.C. ("Lender"), having an address at 152 West 57th Street, 60th Floor, New York, New York 10019 and Titan Apparel, Inc. ("Borrower"), a Delaware corporation, whose principal office is located at 1700 Jay Ell Drive, Suite 200, Richardson, Texas 75081 ("Borrower's Address"). The Schedules to this Agreement are an integral part of this Agreement and are incorporated herein by reference. Terms used, but not defined elsewhere, in this Agreement are defined in Schedule B.

1.	LOANS.

1.1 Amount. Subject to the terms and conditions contained in this Agreement, Lender will:

(a) Revolving Loans and Credit Accommodations. From time to time during the Term at Borrower's request, make revolving loans to Borrower ("Revolving Loans"), and make letters of credit, bankers acceptances and other credit accommodations ("Credit Accommodations") available to Borrower, in each case to the extent that there is sufficient Availability for Borrower at the time of such request to cover, dollar for dollar, the requested Revolving Loan or Credit Accommodation of Borrower; provided, that after giving effect to such Revolving Loan or Credit Accommodation, (x) the outstanding balance of all monetary Obligations (excluding the principal balance of any Term Loans and including the Credit Accommodation Balance) will not exceed the Maximum Facility Amount set forth in Section 1(a) of Schedule A and (y) none of the other Loan Limits for Revolving Loans set forth in Section 1 of Schedule A will be exceeded. For this purpose, "Availability" means, with respect to Borrower:

(i) the aggregate amount of Borrower's Eligible Accounts (less maximum existing or asserted taxes, discounts, credits and allowances) multiplied by the Accounts Advance Rate set forth in Section 1(b)(i) of Schedule A;

plus

(ii) the lower of cost or market value of Borrower's Eligible Inventory multiplied by the applicable Inventory Advance Rate set forth in Section 1(b)(ii) of Schedule A, but not to exceed the Inventory Sublimit set forth in Section 1(c) of Schedule A;

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

minus

(iii) all Reserves with respect to Borrower which Lender has established pursuant to Section 1.2 (including those to be established in connection with the requested Revolving Loan or Credit Accommodation);

minus

(iv) the outstanding balance of all monetary Obligations with respect to Borrower (excluding the principal balance of the Term Loan but including the Credit Accommodation Balance).

(b) Term Loan. Make on the date of this Agreement an advance to Borrower in the principal amount set forth in Section 2(a) of Schedule A (the "Advance"). The Advance is referred to as a "Term Loan Advance" and the "Term Loan" and will be wired to Borrower's Bank set forth in Section 16 of Schedule A. The Term Loan will be evidenced by a term note in the form attached hereto as Exhibit A.

1.2 Reserves. Lender may from time to time establish and revise such reserves as Lender deems appropriate in its sole discretion ("Reserves") to reflect (i) events, conditions, contingencies or risks which affect or may affect (A) the Collateral or its value, or the security interests and other rights of Lender in the Collateral or (B) the assets, business or prospects of Borrower or any Obligor, (ii) Lender's good faith concern that any Collateral report or financial information furnished to Lender by or on behalf of Borrower or any Obligor is or may have been incomplete, inaccurate or misleading in any material respect, (iii) any fact or circumstance which Lender determines in good faith constitutes, or could constitute, a Default or Event of Default or (iv) any other events or circumstances which Lender determines in good faith make the establishment or revision of a Reserve prudent. Without limiting the foregoing, Lender shall (x) in the case of each Credit Accommodation issued for the purchase of Inventory (a) which meets the criteria for Eligible Inventory set forth in clauses (i), (ii), (iii), (v) and (vi) of the definition of Eligible Inventory, (b) which is or will be in transit to one of the locations set forth in Sections 9(d) of Schedule A, (c) which is fully insured in a manner satisfactory to Lender and (d) with respect to which Lender is in possession of all bills of lading and all other documentation which Lender has requested, all in form and substance satisfactory to Lender in its sole discretion, establish a Reserve equal to the cost of such Inventory (plus all duties, freight, taxes, insurance, costs and other charges and expenses relating to such Credit Accommodation or such Eligible Inventory) multiplied by a percentage equal to 90% minus the Inventory Advance Rate applicable to such Eligible Inventory and (y) in the case of any other Credit Accommodation issued for any other purpose, establish a Reserve equal to the full amount of such Credit Accommodation plus all costs and other charges and expenses relating to such Credit Accommodation. Lender may, in its discretion, establish and revise Reserves by deducting them in determining Availability or by reclassifying Eligible Accounts or Eligible Inventory as ineligible. In no event shall the establishment of a Reserve in respect of a particular actual or contingent liability obligate Lender to make advances to pay such liability or otherwise obligate Lender with respect thereto.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

1.3 Other Provisions Applicable to Credit Accommodations. Lender may, in its sole discretion and on terms and conditions acceptable to Lender, make Credit Accommodations available to Borrower either by issuing them, or by causing other financial institutions to issue them supported by Lender's guaranty or indemnification; provided, that after giving effect to each Credit Accommodation, the Credit Accommodation Balance will not exceed the Credit Accommodation Limit set forth in Section 1(d) of Schedule A. Any amounts paid by Lender in respect of a Credit Accommodation to Borrower will be treated for all purposes as a Revolving Loan to Borrower which shall be secured by the Collateral and bear interest, and be payable, in the same manner as a Revolving Loan. Borrower agrees to execute all documentation required by Lender or the issuer of any Credit Accommodation in connection with any such Credit Accommodation.

1.4 Repayment. Accrued interest on all monetary Obligations shall be payable on the first day of each month. Principal of the Term Loan shall be repaid as set forth in Section 2(b) of Schedule A. Payments of principal in respect of the Term Loan may not be reborrowed. If at any time any of the Loan Limits are exceeded, Borrower will immediately pay to Lender such amounts (or provide cash collateral to Lender with respect to the Credit Accommodation Balance in the manner set forth in Section 7.3) as shall cause Borrower to be in full compliance with all of the Loan Limits. Notwithstanding the foregoing, Lender may, in its sole and absolute discretion, make or permit Revolving Loans, the Term Loan, any Credit Accommodations or any other monetary Obligations to be in excess of any of the Loan Limits; provided, that Borrower shall, upon Lender's demand, pay to Lender such amounts as shall cause Borrower to be in full compliance with all of the Loan Limits. Borrower shall pay to Lender as a mandatory prepayment, promptly after the receipt thereof by Borrower, all refunds of value added tax received by Borrower in respect of periods prior to the date hereof (the "VAT Refunds"). Prior to the Maturity Date, such VAT Refunds indefeasibly received by Lender (net of any costs and expenses paid or advanced by Lender in connection with the collection thereof) shall be first applied by Lender to the then outstanding balance of the Term Loan until the Term Loan is paid in full, and thereafter paid to Lender as a fee. Borrower shall pay to Lender as a mandatory prepayment, promptly after the receipt thereof by Borrower, 50% of all proceeds of receivables included in the Collateral but deemed ineligible, as of the date hereof, for borrowing base purposes (“Ineligible Receivable Payments”).  Prior to the Maturity Date, such Ineligible Receivable Payments indefeasibly received by Lender shall be applied by Lender to the then outstanding balance of the Term Loan until the Term Loan is paid in full, and thereafter paid to Lender as a fee. All unpaid monetary Obligations shall be payable in full on the Maturity Date (as defined in Section 7.1) or, if earlier, the date of any early termination pursuant to Section 7.2.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

2.	INTEREST AND FEES.

2.1 Interest. Except where expressly set forth to the contrary in this Agreement or another Loan Document, all Revolving Loans and other monetary Obligations shall bear interest at the Interest Rate set forth in Section 3(a) of Schedule A and the Term Loan shall bear interest at the Interest Rate set forth in Section 3(b) of Schedule A; provided, that (i) after the occurrence of an Event of Default, all Loans and other monetary Obligations shall, at Lender's option, bear interest at a rate per annum equal to three percent (3%) in excess of the rate otherwise applicable thereto until paid in full (notwithstanding the entry of any judgment against Borrower or the exercise of any other right or remedy by Lender), and all such interest shall be payable on demand and (ii) after the occurrence of an Event of Default under either of clauses (vii) or (viii) of Section 8, the increase described in the foregoing clause (i) shall occur automatically and shall continue until all Loans and other monetary Obligations are paid in full. Changes in the Interest Rate shall be effective as of the date of any change in the Prime Rate. Notwithstanding anything to the contrary contained in this Agreement, the aggregate of all amounts deemed to be interest hereunder and charged or collected by Lender is not intended to exceed the highest rate permissible under any applicable law, but if it should, such interest shall automatically be reduced to the extent necessary to comply with applicable law and Lender will refund to Borrower any such excess interest received by Lender.

2.2 Fees. Borrower shall pay Lender the following fees, which are in addition to all interest and other sums payable by Borrower to Lender under this Agreement, and are not refundable:

(a) Credit Accommodation Fees. The fees relating to Credit Accommodations (or guaranties thereof by Lender) in the amount set forth in Section 6(a) of Schedule A (the "Credit Accommodation Fees"), payable, in arrears, on the first day of each month so long as any of the Obligations are outstanding and on the Maturity Date, plus all costs and fees charged by the issuer, payable as and when such costs and fees are charged.

(b) Net Sales Participation. Borrower agrees to pay to Lender, monthly in arrears beginning 120 days from the date hereof and on the first day of each calendar month thereafter, an amount equal to five percent (5%) of Borrower's Net Sales (the "Net Sales Participation"). Such Net Sales Participation shall be applied by Lender to the outstanding balance of the Term Loan until the Term Loan is paid in full and thereafter shall be paid to Lender as a fee.

(c) Sharing Fee. Borrower agrees to pay to Lender a fee in the amount of twenty-five percent (25%) of Borrower's Net Profits with respect to each of the first four full fiscal quarters of Borrower occurring after the date hereof. Such fee shall be deemed to be fully earned as of the last day of each such fiscal quarter, and payable on the date on which the financial statements of Borrower for such fiscal quarter are to be delivered pursuant to Section 5.15.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

2.3 Computation of Interest and Fees. All interest and fees shall be calculated daily on the closing balances in the Loan Account based on the actual number of days elapsed in a year of 360 days. For purposes of calculating interest and fees, if the outstanding daily principal balance of the Revolving Loans is a credit balance, such balance shall be deemed to be zero.

2.4 Loan Account; Monthly Accountings. Lender shall maintain a loan account for Borrower reflecting all advances, charges, expenses and payments made pursuant to this Agreement (the "Loan Account"), and shall provide Borrower with a monthly accounting reflecting the activity in the Loan Account as soon as reasonably practicable. Each accounting shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Lender), unless Borrower notifies Lender in writing to the contrary within sixty days after such account is rendered, describing the nature of any alleged errors or omissions. However, Lender's failure to maintain the Loan Account or to provide any such accounting shall not affect the legality or binding nature of any of the Obligations. Interest, fees and other monetary Obligations due and owing under this Agreement (including fees and other amounts paid by Lender to issuers of Credit Accommodations) may, in Lender's discretion, be charged to the Loan Account, and will thereafter be deemed to be Revolving Loans and will bear interest at the same rate as other Revolving Loans.

3.	SECURITY INTEREST.

3.1 Grant of Security Interest. To secure the full payment and performance of all of the Obligations, Borrower hereby assigns to Lender and grants to Lender a continuing security interest in the following property of Borrower, whether tangible or intangible, now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, and whether or not eligible for lending purposes: (i) all Accounts (whether or not Eligible Inventory) and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Borrower; (ii) all Chattel Paper, Instruments, Documents and General Intangibles (including all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, payment intangibles, security interests, security deposits and rights to indemnification); (iii) all Inventory (whether or not Eligible Accounts); (iv) all Goods (other than Inventory), including Equipment, vehicles and Fixtures; (v) all Investment Property; (vi) all Deposit Accounts, bank accounts (including without limitation the Deposit Accounts and bank accounts described in Section 15 of Schedule A), deposits and cash; (vii) all Letter-of-Credit Rights; (viii) all Commercial Tort Claims listed in Section 14 of Schedule A; (ix) all Supporting Obligations; (x) any other property of Borrower now or hereafter in the possession, custody or control of Lender or any agent or any parent, Affiliate or Subsidiary of Lender or any participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (xi) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including proceeds of all insurance policies insuring the foregoing property, and all of Borrower's books and records relating to any of the foregoing and to Borrower's business.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

3.2 Possessory Collateral. Immediately upon Borrower's receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including any Tangible Chattel Paper and any Investment Property consisting of certificated securities, Borrower shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance acceptable to Lender). If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as Borrower's attorney and agent-in-fact, to endorse or assign the same on Borrower's behalf.

3.3 Preservation of Collateral and Perfection of Security Interest Therein. Borrower shall, at Lender's request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable in its sole and absolute discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Obligations and to facilitate the collection of the Collateral. Borrower authorizes Lender to file, transmit, or communicate, as applicable, financing statements and amendments describing the Collateral as "all personal property of debtor" or "all assets of debtor" or words of similar effect, in order to perfect Lender's security interest in the Collateral without Borrower's signature. Borrower also hereby ratifies its authorization for Lender to have filed in any jurisdiction any financing statements filed prior to the date hereof.

4.	ADMINISTRATION.

4.1 Lock Boxes and Blocked Accounts. Borrower will, at its expense, establish (and revise from time to time as Lender may require) procedures acceptable to Lender, in Lender's sole and absolute discretion, for the collection of checks, wire transfers and other proceeds of Accounts ("Account Proceeds"), which may include (i) directing all Account Debtors to send all such proceeds directly to a post office box designated by Lender either in the name of Borrower (but as to which Lender has exclusive access) or, at Lender's option, in the name of Lender (a "Lock Box") or (ii) depositing all Account Proceeds received by Borrower into one or more bank accounts maintained in Lender's name (each, a "Blocked Account"), under an arrangement acceptable to Lender with a depository bank acceptable to Lender, pursuant to which all funds deposited into each Blocked Account are to be transferred to Lender in such manner, and with such frequency, as Lender shall specify or (iii) a combination of the foregoing. Borrower agrees to execute, and to cause its depository banks to execute, such Lock Box and Blocked Account agreements and other documentation as Lender shall require from time to time in connection with the foregoing.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

4.2 Remittance of Proceeds. Except as provided in Section 4.1, all Proceeds arising from the sale or other disposition of any Collateral, shall be delivered, in kind, by Borrower to Lender in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower. Until so delivered to Lender, Borrower shall hold such Proceeds separate and apart from Borrower's other funds and property in an express trust for Lender. Nothing in this Section 4.2 shall limit the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

4.3 Application of Payments. Lender may, in its sole and absolute discretion, apply, reverse and re-apply all cash and non-cash Proceeds of Collateral or other payments received with respect to the Obligations, in such order and manner as Lender shall determine, whether or not the Obligations are due, and whether before or after the occurrence of a Default or an Event of Default. For purposes of determining Availability, such amounts will be credited to the Loan Account and the Collateral balances to which they relate upon Lender's receipt of an advice from Lender's Bank (set forth in Section 11 of Schedule A) that such items have been credited to Lender's account at Lender's Bank (or upon Lender's deposit thereof at Lender's Bank in the case of payments received by Lender in kind), in each case subject to final payment and collection. However, for purposes of computing interest on the Obligations, such items shall be deemed applied by Lender three (3) Business Days after Lender's receipt of advice of deposit thereof at Lender's Bank.

4.4 Notification; Verification. Lender or its designee may, from time to time, whether or not a Default or Event of Default has occurred: (i) verify directly with the Account Debtors the validity, amount and other matters relating to the Accounts and Chattel Paper, by means of mail, telephone or otherwise, either in the name of Borrower or Lender or such other name as Lender may choose; (ii) notify Account Debtors that Lender has a security interest in the Accounts and that payment thereof is to be made directly to Lender; and (iii) demand, collect or enforce payment of any Accounts and Chattel Paper (but without any duty to do so).

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

4.5 Power of Attorney. Borrower hereby grants to Lender an irrevocable power of attorney, coupled with an interest, authorizing and permitting Lender (acting through any of its officers, employees, attorneys or agents), at any time (whether or not a Default or Event of Default has occurred and is continuing, except as expressly provided below), at Lender's option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise: (i) execute on behalf of Borrower any documents that Lender may, in its sole and absolute discretion, deem advisable in order to perfect and maintain Lender's security interests in the Collateral, to exercise a right of Borrower or Lender, or to fully consummate all the transactions contemplated by this Agreement and the other Loan Documents (including such financing statements and continuation financing statements, and amendments thereto, as Lender shall deem necessary or appropriate) and to file as a financing statement any copy of this Agreement or any financing statement signed by Borrower; (ii) execute on behalf of Borrower any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or lease (as lessor or lessee) any real or personal property which is part of the Collateral or in which Lender has an interest; (iii) execute on behalf of Borrower any invoices relating to any Accounts, any draft against any Account Debtor, any proof of claim in bankruptcy, any notice of Lien or claim, and any assignment or satisfaction of mechanic's, materialman's or other Lien; (iv) execute on behalf of Borrower any notice to any Account Debtor; (v) receive and otherwise take control in any manner of any cash or non-cash items of payment or Proceeds of Collateral; (vi) endorse Borrower's name on all checks and other forms of remittances received by Lender; (vii) pay, contest or settle any Lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (viii) after the occurrence of a Default or Event of Default, grant extensions of time to pay, compromise claims relating to, and settle Accounts, Chattel Paper and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (ix) pay any sums required on account of Borrower's taxes or to secure the release of any Liens therefor; (x) pay any amounts necessary to obtain, or maintain in effect, any of the insurance described in Section 5.14; (xi) settle and adjust, and give releases of, any insurance claim in an amount in excess of $50,000 (or upon the occurrence and during the continuance of an Event of Default, any insurance claim regardless of its amount) that relates to any of the Collateral and obtain payment therefor; (xii) instruct any third party having custody or control of any Collateral or books or records belonging to, or relating to, Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement; (xiii) after the occurrence of a Default or Event of Default, change the address for delivery of Borrower's mail and receive and open all mail addressed to Borrower; and (xiv) endorse or assign to Lender on Borrower's behalf any portion of Collateral evidenced by an agreement, Instrument or Document if an endorsement or assignment of any such items is not made by Borrower pursuant to Section 3.2. Any and all sums paid, and any and all costs, expenses, liabilities, obligations and reasonable attorneys' fees incurred, by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Borrower agrees that Lender's rights under the foregoing power of attorney or any of Lender's other rights under this Agreement or the other Loan Documents shall not be construed to indicate that Lender is in control of the business, management or properties of Borrower.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

4.6 Disputes. Borrower shall promptly notify Lender of all disputes or claims relating to Accounts and Chattel Paper. Borrower will not, without Lender's prior written consent, compromise or settle any Account or Chattel Paper for less than the full amount thereof, grant any extension of time of payment of any Account or Chattel Paper, release (in whole or in part) any Account Debtor or other person liable for the payment of any Account or Chattel Paper or grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any Account or Chattel Paper; except that prior to the occurrence of an Event of Default, Borrower may take any of such actions in the ordinary course of its business, provided that Borrower promptly reports the same to Lender.

4.7 Invoices. At Lender's request, Borrower will cause all invoices and statements which it sends to Account Debtors or other third parties to be marked, in a manner satisfactory to Lender, to reflect Lender's security interest therein.

4.8 Inventory.

(a) Returns. Provided that no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower in the ordinary course of its business, Borrower will promptly issue a credit memorandum in an amount in excess of $10,000 to the Account Debtor in an appropriate amount and send a copy thereof to Lender. After the occurrence of an Event of Default, Borrower will not accept any return without Lender's prior written consent. If an Event of Default has occurred, Borrower will (i) hold the returned Inventory in trust for Lender; (ii) segregate all returned Inventory from all of Borrower's other property; (iii) conspicuously label the returned Inventory as Lender's property; and (iv) immediately notify Lender of the return of such Inventory, specifying the reason for such return, the location and the condition of the returned Inventory and, at Lender's request, deliver such returned Inventory to Lender at an address specified by Lender.

(b) Other Covenants. Borrower will not, without Lender's prior written consent, (i) store any Inventory with any warehouseman or other third party other than subject to a warehouseman's or landlord's agreement in form and substance satisfactory to Lender and at a location set forth in Section 9(d) of Schedule A or (ii) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis. All of the Inventory has been produced only in accordance with the Fair Labor Standards Act of 1938 and all rules, regulations and orders promulgated thereunder.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

4.9 Access to Collateral, Books and Records. At reasonable times, and on one Business Day's notice prior to the occurrence of a Default or an Event of Default and at any time and with or without notice after the occurrence of a Default or an Event of Default, Lender or its agents shall have the right to inspect the Collateral, and the right to examine and copy Borrower's books and records. Lender shall take reasonable steps to keep confidential all information obtained in any such inspection or examination, but Lender shall have the right to disclose any such information to its auditors, regulatory agencies, attorneys and participants, and pursuant to any subpoena or other legal process. Borrower agrees to give Lender access to any or all of Borrower's premises to enable Lender to conduct such inspections and examinations. Such inspections and examinations shall be at Borrower's expense and the charge therefor shall be $1,000 per person per day (or such higher amount as shall represent Lender's then current standard charge), plus reasonable out-of-pocket expenses. Lender may, at Borrower's expense, use Borrower's personnel, computer and other equipment, programs, printed output and computer readable media, supplies and premises for the collection, sale or other disposition of Collateral to the extent Lender, in its sole discretion, deems appropriate. Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender, at Borrower's expense, all financial information, books and records, work papers, management reports and other information in their possession regarding Borrower. Borrower will not enter into any agreement with any accounting firm, service bureau or third party to store Borrower's books or records at any location other than Borrower's Address without first obtaining Lender's written consent (which consent may be conditioned upon such accounting firm, service bureau or other third party agreeing to give Lender the same rights with respect to access to books and records and related rights as Lender has under this Agreement).

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

To induce Lender to enter into this Agreement, Borrower represents, warrants and covenants as follows, after giving effect to the Related Transactions (it being understood that (i) each such representation and warranty will be deemed remade as of the date on which each Loan is made and each Credit Accommodation is provided and shall not be affected by any knowledge of, or any investigation by, Lender, and (ii) the accuracy of each such representation, warranty and covenant will be a condition to each Loan):

5.1 Existence and Authority. Borrower is, and at all times will be, duly organized, validly existing and in good standing under the laws of the State of Delaware and its state organizational indemnification number is DE4458560. Borrower is, and at all times will be, qualified and licensed to do business in all jurisdictions in which any failure to do so would have a material adverse effect on Borrower. The execution, delivery and performance by Borrower of this Agreement and all of the other Loan Documents have been duly and validly authorized, do not violate Borrower's articles or certificate of incorporation, by-laws or other organizational documents, or any law or any agreement or instrument or any court order which is binding upon Borrower or its property, do not constitute grounds for acceleration of any indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property, and do not require the consent of any Person. This Agreement and such other Loan Documents have been duly executed and delivered by, and are enforceable against, Borrower, and all other Obligors who have signed them, in accordance with their respective terms. Sections 9(g) and 9(h) of Schedule A set forth the ownership of Borrower and the names and ownership of Borrower's Subsidiaries as of the date of this Agreement.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

5.2 Name; Trade Names and Styles. The name of Borrower set forth in the heading to this Agreement is its correct and complete legal name as of the date hereof. Listed in Sections 9(a), 9(b) and 9(c) of Schedule A are all prior names of Borrower and all of Borrower's present and prior trade names. Borrower shall give Lender at least thirty days' prior written notice before changing its name or doing business under any other name. Borrower has complied with all laws relating to the conduct of business under a fictitious business name. Borrower represents and warrants that (i) each trade name does not refer to another corporation or other legal entity; and (ii) all Accounts invoiced under any such trade names are owned exclusively by Borrower and are subject to the security interest of Lender and the other terms of this Agreement.

5.3 Title to Collateral; Permitted Liens. Borrower has good and marketable title to the Collateral. The Collateral now is and will at all times remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Lender now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Lender and the Collateral against all claims of others. None of the Collateral which is Equipment is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Except for leases or subleases as to which Borrower has delivered to Lender a landlord's waiver in form and substance satisfactory to Lender, Borrower is not, and will at no time be, a lessee or sublessee under any real property lease or sublease pursuant to which the lessor or sublessor may obtain any rights in any of the Collateral, and no such lease or sublease now, or at any time, prohibits, restrains, impairs or conditions, or will prohibit, restrain, impair or condition, Borrower's right to remove any Collateral from the premises. Except for warehouses as to which Borrower has delivered to Lender a warehouseman's waiver in form and substance satisfactory to Lender, Borrower is not, and will at no time be, a bailor of any Goods at any warehouse under an arrangement pursuant to which the warehouseman may obtain any rights in any of the Collateral. Prior to causing or permitting any Collateral to be located upon premises in which any third party has an interest (whether as owner, mortgagee, beneficiary under a deed of trust, lienholder or otherwise), Borrower shall, whenever requested by Lender, cause each such third party to execute and deliver to Lender, in form and substance acceptable to Lender, such waivers and subordinations as Lender shall specify, so as to ensure that Lender's rights in the Collateral are, and will continue to be, superior to the rights of any such third party. Borrower will keep in full force and effect, and will comply with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

5.4 Accounts and Chattel Paper. As of each date reported by Borrower, all Accounts which Borrower has reported to Lender as being Eligible Accounts comply in all respects with the criteria for eligibility established by Lender and in effect at such time. All Accounts and Chattel Paper are genuine and in all respects what they purport to be, arise out of a completed, bona fide and unconditional and non-contingent sale and delivery of goods or rendition of services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto, each Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise to such Accounts and Chattel Paper were executed, and the transactions giving rise to such Accounts and Chattel Paper comply with all applicable laws and governmental rules and regulations.

5.5 Electronic Chattel Paper. To the extent that Borrower obtains or maintains any Electronic Chattel Paper, Borrower shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided below, unalterable, (ii) the authoritative copy identifies Lender as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Lender or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

5.6 Investment Property. Borrower will take any and all actions required or requested by Lender, from time to time, to (i) cause Lender to obtain exclusive control of any Investment Property in a manner acceptable to Lender and (ii) obtain from any issuers of Investment Property and such other Persons as Lender shall specify, for the benefit of Lender, written confirmation of Lender's exclusive control over such Investment Property and take such other actions as Lender may request to perfect Lender's security interest in such Investment Property. For purposes of this Section 5.6, Lender shall have exclusive control of Investment Property if (A) pursuant to Section 3.2, such Investment Property consists of certificated securities and Borrower delivers such certificated securities to Lender (with appropriate endorsements if such certificated securities are in registered form); (B) such Investment Property consists of uncertificated securities and either (x) Borrower delivers such uncertificated securities to Lender or (y) the issuer thereof agrees, pursuant to documentation in form and substance satisfactory to Lender, that it will comply with instructions originated by Lender without further consent by Borrower, and (C) such Investment Property consists of security entitlements and either (x) Lender becomes the entitlement holder thereof or (y) the appropriate securities intermediary agrees, pursuant to documentation in form and substance satisfactory to Lender, that it will comply with entitlement orders originated by Lender without further consent by Borrower.

5.7 Commercial Tort Claims. Borrower has no Commercial Tort Claims pending other than those listed in Section 14 of Schedule A, and Borrower shall promptly notify Lender in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the date hereof against any third party. Such notice shall constitute Borrower's authorization to amend such Section 14 to add such Commercial Tort Claim.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

5.8 State of Organization; Location of Collateral. Borrower's Address is Borrower's chief executive office and the location of its books and records. In addition, except as provided in the immediately following sentence, Borrower has places of business and Collateral located only at the locations set forth on Sections 9(d) and 9(e) of Schedule A. Borrower will give Lender at least thirty days' prior written notice before changing Borrower's state of organization, opening any additional place of business, changing its chief executive office or the location of its books and records, or moving any of the Collateral to a location other than Borrower's Address or one of the locations set forth in Sections 9(d) and 9(e) of Schedule A, and will execute and deliver all financing statements and other agreements, instruments and documents which Lender shall require as a result thereof.

5.9 Financial Condition, Statements and Reports. All financial statements delivered to Lender by or on behalf of Borrower have been, and will at all times continue to be, prepared in conformity with GAAP and completely and fairly reflect the financial condition of Borrower, at the times and for the periods therein stated. Between the last date covered by any such financial statement provided to Lender and the date hereof (or, with respect to the remaking of this representation in connection with the making of any Loan or providing of any Credit Accommodation, the date such Loan is made or such Credit Accommodation is provided) there has been no material adverse change in the financial condition or business of Borrower. Borrower is solvent and able to pay its debts as they come due, and has sufficient capital to carry on its business as now conducted and as proposed to be conducted. All schedules, reports and other information and documentation delivered by Borrower to Lender with respect to the Collateral are, or when delivered will be, true, correct and complete as of the date delivered or the date specified therein.

5.10 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and shall at all times continue to timely file, all tax returns and reports required by applicable law or a request for an extension thereof, has timely paid, and shall continue to timely pay, all applicable taxes, assessments, deposits and contributions owing by Borrower and will timely pay all such items in the future as they become due and payable. Borrower may, however, defer payment of any contested taxes; provided, that Borrower (i) in good faith contests its obligation to pay such taxes by appropriate proceedings promptly and diligently instituted and conducted; (ii) notifies Lender in writing of the commencement of, and any material development in, the proceedings; (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of the Collateral and (iv) maintains adequate reserves therefor in conformity with GAAP. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years that could result in additional taxes becoming due and payable by Borrower and shall give prompt written notice to Lender if it becomes aware of any such claims or adjustments. Borrower has paid, and shall continue to pay, all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or any other governmental agency.

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5.11 Compliance with Laws. Borrower has complied, and shall at all times continue to comply, in all material respects with all provisions of all applicable laws and regulations, including those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, the payment and withholding of taxes, ERISA and other employee matters, safety and environmental matters.

5.12 Litigation. Section 9(f) of Schedule A discloses all claims, proceedings, litigation or investigations pending or (to the best of Borrower's knowledge) threatened against Borrower. There is no claim, suit, litigation, proceeding or investigation pending or (to the best of Borrower's knowledge) threatened by or against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which may result, either separately or in the aggregate, in any material adverse change in the financial condition or business of Borrower, or in any material impairment in the ability of Borrower to carry on its business in substantially the same manner as it is now being conducted. Borrower will promptly inform Lender in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted by or against Borrower.

5.13 Use of Proceeds. All proceeds of all Loans will be used solely for lawful business purposes, including to finance the Related Transactions.

5.14 Insurance. Borrower will at all times carry property, liability and other insurance, with insurers acceptable to Lender, in such form and amounts, and with such deductibles and other provisions, as Lender shall require, and Borrower will provide Lender with evidence satisfactory to Lender that such insurance is, at all times, in full force and effect. Each property insurance policy shall name Lender as loss payee and shall contain a lender's loss payable endorsement in form acceptable to Lender, each liability insurance policy shall name Lender as an additional insured, and each business interruption insurance policy shall be collaterally assigned to Lender, all in form and substance satisfactory to Lender. All policies of insurance shall provide that they may not be cancelled or changed without at least thirty days' prior written notice to Lender, shall contain breach of warranty coverage, and shall otherwise be in form and substance satisfactory to Lender. Upon receipt of the proceeds of any such insurance, Lender will apply such proceeds in reduction of the Obligations as Lender shall determine in its sole discretion. Borrower will promptly deliver to Lender copies of all reports made to insurance companies.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

5.15 Financial and Collateral Reports. Borrower has kept and will keep adequate records and books of account with respect to its business activities and the Collateral in which proper entries are made in accordance with GAAP reflecting all its financial transactions, and will cause to be prepared and furnished to Lender the following (all to be prepared in accordance with GAAP, unless Borrower's certified public accountants concur in any change therein and such change is disclosed to Lender):

(a) Collateral Reports. On or before the fifteenth (15) day of each month, an aging of Borrower's Accounts, Chattel Paper and notes receivable, and on a monthly basis, or more frequently as requested by Lender Inventory reports, all in such form, and together with such additional certificates, schedules and other information with respect to the Collateral or the business of Borrower or any Obligor, as Lender shall request; provided, that Borrower's failure to execute and deliver the same shall not affect or limit Lender's security interests and other rights in any of the Accounts, nor shall Lender's failure to advance or lend against a specific Account affect or limit Lender's security interest and other rights therein. Together with each such schedule, Borrower shall furnish Lender with copies (or, at Lender's request, originals) of all contracts, orders, invoices, and other similar documents, and all original shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. In addition, Borrower shall deliver to Lender the originals of all Instruments, Chattel Paper, security agreements, guaranties and other documents and property evidencing or securing any Accounts, immediately upon receipt thereof and in the same form as received, with all necessary endorsements. Lender may destroy or otherwise dispose of all documents, schedules and other papers delivered to Lender pursuant to this Agreement (other than originals of Instruments, Chattel Paper, security agreements, guaranties and other documents and property evidencing or securing any Accounts) six months after Lender receives them, unless Borrower requests their return in writing in advance and arranges for their return to Borrower at Borrower's expense;

(b) Annual Statements. Not later than one hundred and five (105) days after the close of each fiscal year of Borrower, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements of Borrower and its Subsidiaries as of the end of such year, on a consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrower but acceptable to Lender, together with a copy of any management letter issued in connection therewith and a letter from such accountants acknowledging that Lender is relying on such financial statements;

(c) Interim Statements. Not later than thirty (30) days after the end of each month hereafter, including the last month of Borrower's fiscal year, (i) unaudited interim financial statements of Borrower and its Subsidiaries as of the end of such month and of the portion of Borrower's fiscal year then elapsed, on a consolidated and consolidating basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations of Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes and (ii) a compliance certificate in form and substance satisfactory to Lender setting forth the financial covenants set forth in Section 8 of Schedule A for such month, as certified by officer of Borrower;

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(d) Projections, Etc. Such business projections, Availability projections, business plans, budgets and cash flow statements for Borrower and its Subsidiaries as Lender shall request from time to time;

(e) Shareholder Reports, Etc. Promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or other material reports which Borrower has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

(f) ERISA Reports. Upon request by Lender, copies of any annual report to be filed pursuant to the requirements of ERISA in connection with each plan subject thereto; and

(g) Other Information. Such other data, appraisals and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower's and each of its Subsidiary's financial condition or results of operations.

5.16 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or in any manner relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents, and Borrower's books and records, without charge, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.17 Maintenance of Collateral, Etc. Borrower will maintain all of its Equipment in good working condition, ordinary wear and tear excepted, and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Lender in writing of any material loss or damage to the Collateral and of any investigation, action, suit, proceeding or claim relating to the Collateral or which may result in an adverse impact upon Borrower's business, assets or financial condition.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

5.18 Notification of Changes. Borrower will promptly notify Lender in writing of any change in its officers or directors, the opening of any new bank account or other deposit account, or any material adverse change in the business or financial affairs of Borrower or the existence of any circumstance which would make any representation or warranty of Borrower untrue in any material respect or constitute a material breach of any covenant of Borrower.

5.19 Further Assurances. Borrower agrees, at its expense, to take all actions, and execute or cause to be executed and delivered to Lender all promissory notes, security agreements, agreements with landlords, mortgagees and processors and other bailees, subordination and intercreditor agreements and other agreements, instruments and documents, as Lender may request from time to time to perfect and maintain Lender's security interests in the Collateral and to fully carry out the transactions contemplated by this Agreement.

5.20 Negative Covenants. Borrower will not, without Lender's prior written consent, (i) merge or consolidate with another Person, form any new Subsidiary or acquire any interest in any Person; (ii) acquire any assets except in the ordinary course of business and as otherwise permitted by this Agreement and the other Loan Documents; (iii) enter into any transaction outside the ordinary course of business; (iv) sell or transfer any Collateral or other assets, except that Borrower may sell finished goods Inventory in the ordinary course of its business; (v) make any loans to, or investments in, any Affiliate or other Person in the form of money or other assets; (vi) incur any debt outside the ordinary course of business; (vii) guaranty or otherwise become liable with respect to the obligations of another party or entity; (viii) pay or declare any dividends or other distributions on Borrower's Capital Stock (except for dividends payable solely in Capital Stock of Borrower); (ix) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's Capital Stock or other equity interests; (x) make any change in Borrower's capital structure; (xi) dissolve or elect to dissolve; (xii) pay any principal or interest on any indebtedness owing to an Affiliate, (xiii) enter into any transaction with an Affiliate other than on arms-length terms disclosed to Lender in writing; (xiv) change the state of Borrower's organization or enter into any transaction which has the effect of changing Borrower's state of organization except as provided for in Section 5.8; or (xv) agree to do any of the foregoing.

5.21 [Intentionally Omitted].

5.22 Other Covenants. Borrower will comply with the additional covenants set forth in Section 12 of Schedule A.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

5.23 Related Transactions. Borrower have furnished Lender a true and correct copy of the Related Agreements pursuant hereto. Borrower and each other party to the Related Agreements, has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby. As of the date hereof, the Related Transactions have been consummated (or are being consummated substantially contemporaneously with the initial credit extension hereunder) in accordance with the terms of the Related Agreements in all material respects (except for any matters to which the Lender has consented). The Related Transactions will comply in all material respects with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by any Person and any such consents, approvals and exemptions in connection with the Related Transactions will be, prior to consummation of the Related Transactions, duly obtained and will be in full force and effect. As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transactions will have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions. The execution and delivery of the Related Agreements did not, and the consummation of the Related Transactions will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Person, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Person is bound. No material statement or representation made in the Related Agreements by any Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time that such statement or representation is made.  Borrower is not in any way obligated to any Person in respect of any finder's or broker's fee or similar commission in connection with the closing of the Loans or any part of the Related Transactions.

6.	RELEASE AND INDEMNITY.

6.1 Release. Borrower hereby releases Lender and its Affiliates and their respective directors, officers, employees, attorneys and agents and any other Person affiliated with or representing Lender (the "Released Parties") from any and all liability arising from acts or omissions under or pursuant to this Agreement, whether based on errors of judgment or mistake of law or fact, except for those arising from willful misconduct. However, in no circumstance will any of the Released Parties be liable for lost profits or other special or consequential damages. Such release is made on the date hereof and remade upon each request for a Loan by Borrower. Without limiting the foregoing:

(a) Lender shall not be liable for (i) any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gave rise to an Account; (ii) any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account; (iii) settling any Account in good faith for less than the full amount thereof; or (iv) any of Borrower's obligations under any contract or agreement giving rise to an Account; and

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

(b) In connection with Credit Accommodations or any underlying transaction, Lender shall not be responsible for the conformity of any goods to the documents presented, the validity or genuineness of any documents, or any delay, default or fraud by Borrower, shippers and/or any other Person. Borrower agrees that any action taken by Lender, if taken in good faith, or any action taken by an issuer of any Credit Accommodation, under or in connection with any Credit Accommodation, shall be binding on Borrower and shall not create any resulting liability to Lender. In furtherance thereof, Lender shall have the full right and authority to clear and resolve any questions of non-compliance of documents, to give any instructions as to acceptance or rejection of any documents or goods, to execute for Borrower's account any and all applications for steamship or airway guaranties, indemnities or delivery orders, to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents, and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the Credit Accommodations or applications and other documentation pertaining thereto.

6.2 Indemnity. Borrower hereby agrees to indemnify the Released Parties and hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including attorneys' fees), of every nature, character and description, which the Released Parties may sustain or incur based upon or arising out of any of the transactions contemplated by this Agreement or the other Loan Documents or any of the Obligations, including any transactions or occurrences relating to the issuance of any Credit Accommodation, the Collateral relating thereto, any drafts thereunder and any errors or omissions relating thereto (including any loss or claim due to any action or inaction taken by the issuer of any Credit Accommodation) (and for this purpose any charges to Lender by any issuer of Credit Accommodations shall be conclusive as to their appropriateness and may be charged to the Loan Account), or any other matter, cause or thing whatsoever occurred, done, omitted or suffered to be done by Lender relating to Borrower or the Obligations (except any such amounts sustained or incurred as the result of the gross negligence or willful misconduct of the Released Parties). Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement.

7.	TERM.

7.1 Maturity Date. Lender's obligation to make Loans and provide Credit Accommodations under this Agreement shall initially continue in effect for a term (the "Initial Term") from the date of this Agreement until the Initial Maturity Date set forth in Section 7 of Schedule A; provided, that the Initial Maturity Date shall automatically be extended (the Initial Maturity Date, as it may be so extended, being referred to as the "Maturity Date") for successive additional terms of one year each (each a "Renewal Term"), unless one party gives written notice to the other, not less than sixty days prior to the Maturity Date, that such party elects not to extend the Maturity Date. This Agreement and the other Loan Documents and Lender's security interests in and Liens upon the Collateral, and all representations, warranties and covenants of Borrower contained herein and therein, shall remain in full force and effect after the Maturity Date until all of the monetary Obligations are indefeasibly paid in full.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

7.2 Early Termination. Lender's obligation to make Loans and to provide Credit Accommodations under this Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective thirty Business Days after written notice of termination is given to Lender or (ii) by Lender at any time after the occurrence of an Event of Default, without notice, effective immediately; provided, that if any Affiliate of Borrower is also a party to a financing arrangement with Lender, no such early termination shall be effective unless such Affiliate simultaneously terminates its financing arrangement with Lender. In addition, if Borrower so terminates and repays the Obligations without having provided Lender with at least thirty days' prior written notice thereof, Borrower shall pay to Lender, on the effective date of termination, an additional amount equal to thirty days of interest at the applicable interest rate(s), based on the average outstanding amount of the Obligations for the six month period immediately preceding the date of termination.

7.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay in full all Obligations, whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if, on the Maturity Date or on any earlier effective date of termination, there are any outstanding Credit Accommodations, then on such date Borrower shall provide to Lender cash collateral in an amount equal to 110% of the Credit Accommodation Balance to secure all of the Obligations (including estimated attorneys' fees and other expenses) relating to said Credit Accommodations or such greater percentage or amount as Lender reasonably deems appropriate, pursuant to a cash pledge agreement in form and substance satisfactory to Lender.

7.4 Effect of Termination. No termination shall affect or impair any right or remedy of Lender or relieve Borrower of any of the Obligations until all of the monetary Obligations have been indefeasibly paid in full. Upon indefeasible payment and performance in full of all of the monetary Obligations (and the provision of cash collateral with respect to any Credit Accommodation Balance as required by Section 7.3) and termination of this Agreement, Lender shall promptly deliver to Borrower termination statements, requests for reconveyances and such other documents as may be reasonably required to terminate Lender's security interests in the Collateral.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

8.	EVENTS OF DEFAULT AND REMEDIES.

8.1 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement, and Borrower shall give Lender immediate written notice thereof: (i) if any warranty, representation, statement, report or certificate made or delivered to Lender by Borrower or any of Borrower's officers, employees or agents is untrue or misleading; (ii) if Borrower fails to pay when due any principal or interest on any Loan or any other monetary Obligation; (iii) if Borrower breaches any covenant or obligation contained in this Agreement or any other Loan Document or fails to perform any other non-monetary Obligation; (iv) if any levy, assessment, attachment, seizure, lien, security interest or encumbrance (other than a Permitted Lien) is made or permitted to exist on all or any part of the Collateral; (v) if one or more judgments aggregating in excess of $150,000, or any injunction or attachment, is obtained against Borrower or any Obligor which remains unstayed for more than ten days or is enforced; (vi) the occurrence of any default under any financing agreement, security agreement or other agreement, instrument or document executed and delivered by (A) Borrower with, or in favor of, any Person other than Lender or (B) Borrower or any Affiliate of Borrower with, or in favor of, Lender or any Affiliate of Lender; (vii) the dissolution, death, termination of existence in good standing, insolvency or business failure or suspension or cessation of business as usual of Borrower or any Obligor (or of any general partner of Borrower or any Obligor if it is a partnership) or the appointment of a receiver, trustee or custodian for all or any part of the property of, or an assignment for the benefit of creditors by Borrower or any Obligor, or the commencement of any proceeding by Borrower or any Obligor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, or if Borrower makes or sends a notice of a bulk transfer or calls a meeting of its creditors; (viii) the commencement of any proceeding against Borrower or any Obligor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; (ix) the actual or attempted revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations, or any security document securing the Obligations, by any Obligor; (x) if Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations attempts to limit or terminate its subordination agreement; (xi) if there is any actual or threatened indictment of Borrower or any Obligor under any criminal statute or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which the potential penalties or remedies sought or available include forfeiture of any property of Borrower or such Obligor having an aggregate value greater than or equal to $150,000; (xii) if there is a change in the record or beneficial ownership of an aggregate of more than 20% of the outstanding shares of stock of Borrower (or partnership or membership interests if it is a partnership or limited liability company), in one or more transactions, compared to the ownership of outstanding shares of stock (or partnership or membership interests) of Borrower as of the date hereof, without the prior written consent of Lender; (xiii) if there is any change in the chief executive officer, chief operating officer or chief financial officer of Borrower and a replacement acceptable to Lender is not appointed within ninety (90) days; (xiv) if an Event of Default occurs under any Loan and Security Agreement between Lender and an Affiliate of Borrower; or (xv) if Lender determines in good faith that the Collateral is insufficient to fully secure the Obligations or that the prospect of payment of performance of the Obligations is impaired.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

8.2 Remedies. Upon the occurrence of any Default, and at any time thereafter, Lender, at its option, may cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document. Upon the occurrence of an Event of Default, Lender may exercise from time to time any rights and remedies available to it under the UCC and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the other Loan Documents and all of Lender's rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, upon the occurrence of any Event of Default, and at any time thereafter, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (i) cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (ii) accelerate and declare all or any part of the Obligations to be immediately due, payable and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any of the Obligations; (iii) take possession of any or all of the Collateral (in addition to Collateral of which it already has possession) wherever it may be found, and for that purpose Borrower hereby authorizes Lender, without judicial process, to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain (or cause a custodian to remain) on the premises in exclusive control thereof, without charge for so long as Lender deems it reasonably necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, that if Lender seeks to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives (A) any bond and any surety or security relating thereto required by law as an incident to such possession, (B) any demand for possession prior to the commencement of any suit or action to recover possession thereof and (C) any requirement that Lender retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (iv) require Borrower to assemble any or all of the Collateral and make it available to Lender at one or more places designated by Lender which are reasonably convenient to Lender and Borrower, and to remove the Collateral to such locations as Lender may deem advisable; (v) complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Lender shall have the right to use Borrower's premises, vehicles and other Equipment and all other property without charge; (vi) sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Lender obtains possession of it or after further manufacturing, processing or repair, at one or more public or private sales, in lots or in bulk, for cash, exchange or other property, or on credit (a "Sale"), and to adjourn any such Sale from time to time without notice other than oral announcement at the time scheduled for Sale (and, in connection therewith, (A) Lender shall have the right to conduct such Sale on Borrower's premises without charge, for such times as Lender deems reasonable, on Lender's premises, or elsewhere, and the Collateral need not be located at the place of Sale; (B) Lender may directly or through any of its Affiliates purchase or lease any of the Collateral at any such public disposition, and if permissible under applicable law, at any private disposition and (C) any Sale of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title, physical condition or otherwise at the time of sale); (vii) demand payment of and collect any Accounts, Chattel Paper, Instruments and General Intangibles included in the Collateral and, in connection therewith, Borrower irrevocably authorizes Lender to endorse or sign Borrower's name on all collections, receipts, Instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of Collateral or Proceeds thereof and, in Lender's sole and absolute discretion, to grant extensions of time to pay, compromise claims and settle Accounts, General Intangibles and the like for less than face value; and (viii) demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or relating thereto. Borrower recognizes that if Borrower fails to perform, observe or discharge any of its Obligations under this Agreement or any of the Loan Documents, no remedy at law will provide adequate relief to Lender, and agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten days prior to such disposition and such notice shall (i) describe Lender and Borrower, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Borrower is entitled to an accounting of the Obligations and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Lender may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral, including legal expenses and reasonable attorneys' fees, and any balance of such Proceeds may be applied by Lender toward the payment of such of the Obligations, and in such order of application, as Lender may from time to time elect. In addition to the foregoing remedies, upon the occurrence of any Event of Default resulting from a breach of any of the financial covenants set forth in Section 5.21, Lender may, at its option, upon not less than ten days' prior notice to Borrower, reduce any or all of the Loan Limits set forth in Section 1(b) of Schedule A to the extent Lender, in its sole discretion, deems appropriate. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election or bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

8.3 Application of Proceeds. Subject to any application required by law, all Proceeds realized as the result of any Sale shall be applied by Lender to the Obligations in such order as Lender shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; but Borrower shall remain liable to Lender for any deficiency. If Lender, in its sole and absolute discretion, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any Sale, Lender shall have the option, exercisable at any time, in its sole and absolute discretion, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of the cash therefor.

9.	GENERAL PROVISIONS.

9.1 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally, by reputable private delivery service, by regular first-class mail or certified mail return receipt requested, addressed to Lender or Borrower at the address shown in the heading to this Agreement, or by facsimile to the facsimile number shown in Section 9(i) of Schedule A, or at any other address (or to any other facsimile number) designated in writing by one party to the other party in the manner prescribed in this Section 9.1. All notices shall be deemed to have been given when received or when delivery is refused by the recipient.

9.2 Severability. If any provision of this Agreement, or the application thereof to any party or circumstance, is held to be void or unenforceable by any court of competent jurisdiction, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.3 Integration. This Agreement and the other Loan Documents represent the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations, oral representations and agreements, all of which are merged and integrated into this Agreement. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR AGREEMENTS BETWEEN THE PARTIES THAT ARE NOT SET FORTH IN THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

9.4 Waivers. The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Documents shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower. Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, Instrument, Account, General Intangible, Document, Chattel Paper, Investment Property or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement, and notice of acceptance hereof.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

9.5 Amendment. This Agreement may not be amended or modified except in a writing executed by Borrower and a duly authorized officer of Lender.

9.6 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement and the other Loan Documents.

9.7 Attorneys Fees and Costs. Borrower shall reimburse Lender for all reasonable attorneys' and paralegals' fees (including in-house attorneys and paralegals employed by Lender) and all filing, recording, search, title insurance, appraisal, audit, and other costs incurred by Lender, pursuant to, in connection with, or relating to this Agreement, including all reasonable attorneys' fees and costs Lender incurs to prepare and negotiate this Agreement and the other Loan Documents; to obtain legal advice in connection with this Agreement and the other Loan Documents or Borrower or any Obligor; to administer this Agreement and the other Loan Documents (including the cost of periodic financing statement, tax lien and other searches conducted by Lender); to enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; to commence, intervene in, or defend any action or proceeding; to enforce and protect, or to seek to enforce and protect, any of its rights and interests in any bankruptcy case of Borrower, including by initiating and prosecuting any motion for relief from the automatic stay and by initiating, prosecuting or defending any other contested matter or adversary proceeding in bankruptcy; to file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; to examine, audit, copy, and inspect any of the Collateral or any of Borrower's books and records; to protect, obtain possession of, lease, dispose of, or otherwise enforce Lender's security interests in, the Collateral; and to otherwise represent Lender in any litigation relating to Borrower or any Obligor. If either Lender or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys' fees and costs to which Lender may be entitled pursuant to this Section shall immediately become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

9.8 Benefit of Agreement; Assignability. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. No consent by Lender to any assignment shall release Borrower from its liability for any of the Obligations. Lender shall have the right to assign all or any of its rights and obligations under the Loan Documents, and to sell participating interests therein, to one or more other Persons, and Borrower agrees to execute all agreements, instruments and documents requested by Lender in connection with each such assignment and participation.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

9.9 Headings; Construction. Section and subsection headings are used in this Agreement only for convenience and do not affect the meanings of the provisions that they precede.

9.10 GOVERNING LAW; CONSENT TO FORUM, ETC. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED, AND SHALL BE DEEMED TO HAVE BEEN MADE, IN NEW YORK COUNTY, NEW YORK, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK OR ANY STATE IN WHICH ANY OF THE COLLATERAL IS LOCATED SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS OR ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. BORROWER ALSO AGREES THAT ANY CLAIM OR DISPUTE BROUGHT BY BORROWER AGAINST LENDER PURSUANT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY MATTER ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE IN THE MANNER AND SHALL BE DEEMED RECEIVED AS SET FORTH IN SECTION 9.1 FOR NOTICES, TO THE EXTENT PERMITTED BY LAW. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

9.11 WAIVER OF JURY TRIAL, ETC. BORROWER WAIVES (I) THE RIGHT TO TRIAL BY JURY (WHICH LENDER ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL OR ANY CONDUCT, ACTS OR OMISSIONS OF LENDER OR BORROWER OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE; (II) THE RIGHT TO INTERPOSE ANY CLAIMS, DEDUCTIONS, SETOFFS OR COUNTERCLAIMS OF ANY KIND IN ANY ACTION OR PROCEEDING INSTITUTED BY LENDER WITH RESPECT TO THE LOAN DOCUMENTS OR ANY MATTER RELATING THERETO, EXCEPT FOR COMPULSORY COUNTERCLAIMS; (III) NOTICE PRIOR TO LENDER'S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING LENDER TO EXERCISE ANY OF LENDER'S REMEDIES AND (IV) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO LENDER'S ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

IN WITNESS WHEREOF, Borrower and Lender have signed this Agreement as of the date first set forth above.

Borrower: TITAN APPAREL, INC. By___________________________________________________ Its________________________________________________	Lender: GREYSTONE BUSINESS CREDIT II, L.L.C. By__________________________________________________________________ Its Authorized Signatory

Schedule A

Description of Certain Terms

This Schedule is an integral part of the Loan and Security Agreement between Titan Apparel, Inc. and Greystone Business Credit II, L.L.C. (the "Agreement").

1.	Loan Limits for Revolving Loans:
	(a)	Maximum Facility Amount:	$14,000,000
	(b)	Advance Rates:
(i) Accounts Advance Rate:
Subject to the reductions set forth below, 85%; provided, that, in addition to the foregoing, if the Dilution Percentage exceeds 2%, Lender may, at its option (A) reduce such advance rate by the number of full or partial percentage points comprising such excess or (B) establish a Reserve on account of such excess

		(ii) Inventory Advance Rate:	The lesser of (A) 65% of cost or (B) 85% of the net orderly liquidation value of Inventory, based in each case, upon a recent appraisal in form and substance satisfactory to Lender
	(c)	Inventory Sublimit:	Commencing eight (8) months after the date hereof, the lesser of (i) $6,000,000 and (ii) advances with respect to Eligible Accounts outstanding
	(d)	Credit Accommodation Limit:	$3,000,000
2.	Loan Limits for Term Loan:
	(a)	Principal Amount:	$2,000,000
	(b)	Repayment Schedule:	Payable in full in cash on the Initial Maturity Date

3.	Interest Rate:
	(a)	Revolving Loans and other monetary Obligations:	3% per annum in excess of the Prime Rate for a period of six (6) months from the date hereof and 5% per annum in excess of the Prime Rate thereafter
	(b)	Term Loan:	5% per annum in excess of the Prime Rate for a period of six (6) months from the date hereof and 7% per annum in excess of the Prime Rate thereafter
4.	[Intentionally Omitted]
5.	Maximum Days:
	(a)	Maximum days after original invoice date for Eligible Accounts:	90 days
	(b)	Maximum days after original invoice due date for Eligible Accounts:	60 days
6.	Fees:
	(a)	Credit Accommodation Fees:	3% of the face amount of any letters of credit issued in connection with any Credit Accommodation, plus any other fees and expenses charged to Lender with respect to any such letter of credit
7.	Initial Maturity Date:		December 29, 2009
8.	Financial Covenants:
	(a)	Limitation on Purchase Money Security Interests:	$200,000
	(b)	Limitation on Equipment Leases:	$200,000
9.	Borrower Information:
	(a)	Prior Names of Borrower:	None
	(b)	Prior Trade Names of Borrower:	None

(c)	Existing Trade Names of Borrower:	[to be inserted]
(d)	Inventory Locations:	[to be inserted]
(e)	Other Locations:	[to be inserted]
(f)	Litigation:	[to be inserted]
(g)	Ownership of Borrower:	[to be inserted]
(h)	Subsidiaries (and ownership thereof):	[to be inserted]
(i)	Facsimile Numbers:
	Borrower:	[to be inserted]
	Lender:	212-896-9199
10.	Description of Real Property:	None
11.	Lender's Bank:	Bank of America P.O. Box 4899 Atlanta, GA 30302-4899 ABA No.: 026-009-593 For credit to: Greystone Business Credit II, L.L.C. Account No.: 0032-8251-0983 Re: Titan Apparel, Inc.
12.	Other Covenants:	For each location set forth in Section 9(d) of Schedule A, Borrower shall use commercially reasonable efforts to obtain a landlord's agreement in form and substance satisfactory to Lender
13.	[Intentionally Omitted]
14.	Commercial Tort Claims	[to be inserted]
15.	Deposit Accounts	[to be inserted]
16.	Borrower's Bank	[to be inserted]

IN WITNESS WHEREOF, Borrower and Lender have signed this Schedule A as of the date set forth in the heading to the Agreement.

Borrower:	Lender:
TITAN APPAREL, INC.	GREYSTONE BUSINESS CREDIT II, L.L.C.
By /s/	By /s/
Its_____________________________________________	Its Authorized Signatory

Schedule B

Definitions

This Schedule is an integral part of the Loan and Security Agreement between Titan Apparel, Inc. and Greystone Business Credit II, L.L.C. (the "Agreement").

As used in the Agreement, the following terms have the following meanings:

"Account" has the meaning set forth in the UCC.

"Account Debtor" has the meaning set forth in the UCC.

"Account Proceeds" has the meaning set forth in Section 4.1.

"Accounts Advance Rate" means the percentage set forth in Section 1(b)(i) of Schedule A.

"Advance" has the meaning set forth in Section 1.1(b).

"Advance Rates" means, collectively, the Accounts Advance Rate and the Inventory Advance Rate.

"Affiliate" means, with respect to any Person, a relative, partner, shareholder, member, manager, director, officer, or employee of such Person, any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person or any other Person affiliated, directly or indirectly, by virtue of family membership, ownership, management or otherwise.

"Agreement" and "this Agreement" mean the Loan and Security Agreement of which this Schedule B is a part and the Schedules thereto.

"Availability" has the meaning set forth in Section 1.1(a)

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.).

"Blocked Account" has the meaning set forth in Section 4.1.

"Borrower" has the meaning set forth in the heading to the Agreement.

"Borrower's Address" has the meaning set forth in the heading to the Agreement.

"Business Day" means a day other than a Saturday or Sunday or any other day on which Lender or banks in New York are authorized to close.

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

"Chattel Paper" has the meaning set forth in the UCC.

"Collateral" means all property and interests in property in or upon which a security interest or other Lien is granted pursuant to this Agreement or the other Loan Documents, including all of the property of Borrower described in Section 3.1.

"Commercial Tort Claims" has the meaning set forth in the UCC.

"Credit Accommodation" has the meaning set forth in Section 1.1(a).

"Credit Accommodation Balance" means the sum of (i) the aggregate undrawn face amount of all outstanding Credit Accommodations and (ii) all interest, fees and costs due or, in Lender's estimation, likely to become due in connection therewith.

"Credit Accommodation Fees" has the meaning set forth in Section 2.2(a).

"Credit Accommodation Limit" means the amount set forth in Section 1(e) of Schedule A.

"Default" means any event which with notice or passage of time, or both, would constitute an Event of Default.

"Deposit Account" has the meaning set forth in the UCC.

"Dilution Percentage" means the gross amount of all returns, allowances, discounts, credits, write-offs and similar items relating to Borrower's Accounts computed as a percentage of Borrower's gross sales, calculated on a ninety (90) day rolling average.

"Document" has the meaning set forth in the UCC.

"Electronic Chattel Paper" has the meaning set forth in the UCC.

"Eligible Account" means, at any time of determination, an Account which satisfies the general criteria set forth below and which is otherwise acceptable to Lender (provided, that Lender may, in its sole discretion, change the general criteria for acceptability of Eligible Accounts upon at least fifteen days' prior notice to Borrower). An Account shall be deemed to meet the current general criteria if (i) neither the Account Debtor nor any of its Affiliates is an Affiliate, creditor or supplier of Borrower; (ii) it does not remain unpaid more than the earlier to occur of (A) the number of days after the original invoice date set forth in Section 5(a) of Schedule A or (B) the number of days after the original invoice due date set forth in Section 5(b) of Schedule A; (iii) the Account Debtor or its Affiliates are not past due on other Accounts owing to Borrower comprising more than 50% of all of the Accounts owing to Borrower by such Account Debtor or its Affiliates; (iv) all Accounts owing by the Account Debtor or its Affiliates do not represent more than 30% of all otherwise Eligible Accounts (provided, that Accounts which are deemed to be ineligible solely by reason of this clause (iv) shall be considered Eligible Accounts to the extent of the amount thereof which does not exceed the applicable percentage of all otherwise Eligible Account as set forth in this clause (iv)); (v) no covenant, representation or warranty contained in this Agreement with respect to such Account (including any of the representations set forth in Section 5.4) has been breached; (vi) the Account is not subject to any contra relationship, counterclaim, dispute or set-off (provided, that Accounts which are deemed to be ineligible solely by reason of this clause (vi) shall be considered Eligible Accounts to the extent of the amount thereof which is not affected by such contra relationships, counterclaims, disputes or set-offs); (vii) the Account Debtor's chief executive office or principal place of business is located in the United States or Provinces of Canada which have adopted the Personal Property Security Act or a similar act, unless (A) the sale is fully backed by a letter of credit, guaranty or acceptance acceptable to Lender in its sole discretion, and if backed by a letter of credit, such letter of credit has been issued or confirmed by a bank satisfactory to Lender, is sufficient to cover such Account, and if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender or (B) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender; (viii) it is absolutely owing to Borrower and does not arise from a sale on a bill-and-hold, guarantied sale, sale-or-return, sale-on-approval, consignment, retainage or any other repurchase or return basis or consist of progress billings; (ix) Lender shall have verified the Account in a manner satisfactory to Lender; (x) the Account Debtor is not the United States of America or any state or political subdivision (or any department, agency or instrumentality thereof), unless Borrower has complied with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq.) or other applicable similar state or local law in a manner satisfactory to Lender; (xi) it is at all times subject to Lender's duly perfected, first priority security interest and to no other Lien that is not a Permitted Lien, and the goods giving rise to such Account (A) were not, at the time of sale, subject to any Lien except Permitted Liens and (B) have been delivered to and accepted by the Account Debtor, or the services giving rise to such Account have been performed by Borrower and accepted by the Account Debtor; (xii) the Account is not evidenced by Chattel Paper or an Instrument of any kind and has not been reduced to judgment; (xiii) the Account Debtor's total indebtedness to Borrower does not exceed the amount of any credit limit established by Borrower or Lender and the Account Debtor is otherwise deemed to be creditworthy by Lender (provided, that Accounts which are deemed to be ineligible solely by reason of this clause (xiii) shall be considered Eligible Accounts to the extent the amount of such Accounts does not exceed the lower of such credit limits); (xiv) there are no facts or circumstances existing, or which could reasonably be anticipated to occur, which might result in any adverse change in the Account Debtor's financial condition or impair or delay the collectibility of all or any portion of such Account; (xv) Lender has been furnished with all documents and other information pertaining to such Account which Lender has requested, or which Borrower is obligated to deliver to Lender, pursuant to this Agreement; (xvi) Borrower has not made an agreement with the Account Debtor to extend the time of payment thereof beyond the time periods set forth in clause (ii) above; and (xvii) Borrower has not posted a surety or other bond in respect of the contract under which such Account arose.

"Eligible Inventory" means, at any time of determination, Inventory (other than packaging materials and supplies) which satisfies the general criteria set forth below and which is otherwise acceptable to Lender (provided, that Lender may, in its sole discretion, change the general criteria for acceptability of Eligible Inventory upon at least fifteen days' prior written notice to Borrower). Inventory shall be deemed to meet the current general criteria if (i) it consists of raw materials or finished goods, or work-in-process that is readily marketable in its current form; (ii) it is in good, new and saleable condition; (iii) it is not slow-moving, obsolete, unmerchantable, returned or repossessed; (iv) it is not in the possession of a processor, consignee or bailee, or located on premises leased or subleased to Borrower, or on premises subject to a mortgage in favor of a Person other than Lender, unless such processor, consignee, bailee or mortgagee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which Lender shall require to evidence the subordination or other limitation or extinguishment of such Person's rights with respect to such Inventory and Lender's right to gain access thereto; (v) it meets all standards imposed by any governmental agency or authority; (vi) it conforms in all respects to any covenants, warranties and representations set forth in the Agreement; (vii) it is at all times subject to Lender's duly perfected, first priority security interest and no other Lien except a Permitted Lien; and (viii) it is situated at an Inventory Location listed in Section 9(d) of Schedule A or other location of which Lender has been notified as required by Section 5.8.

"Equipment" has the meaning set forth in the UCC.

"ERISA" means the Employee Retirement Income Security Act of 1974 and all rules, regulations and orders promulgated thereunder.

"Event of Default" has the meaning set forth in Section 8.1.

"Fixtures" has the meaning set forth in the UCC.

"GAAP" means generally accepted accounting principles as in effect from time to time, consistently applied.

"General Intangibles" has the meaning set forth in the UCC.

"Goods" has the meaning set forth in the UCC.

"Ineligible Receivable Payments" has the meaning set forth in Section 1.4.

"Initial Maturity Date" means the date set forth in Section 7 of Schedule A.

"Initial Term" has the meaning set forth in Section 7.1.

"Instrument" has the meaning set forth in the UCC.

"Inventory" has the meaning set forth in the UCC.

"Inventory Advance Rate" means the percentage(s) set forth in Section 1(b)(ii) of Schedule A.

"Inventory Sublimit" means the amount(s) set forth in Section 1(d) of Schedule A.

"Investment Property" has the meaning set forth in the UCC.

"Lender" has the meaning set forth in the heading to the Agreement.

"Letter-of-Credit Right" has the meaning set forth in the UCC.

"Lien" means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract, including rights of sellers under conditional sales contracts or title retention agreements and reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purpose of this Agreement, Borrower shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

"Loan Account" has the meaning set forth in Section 2.4.

"Loan Documents" means, collectively, the Agreement and all notes, guaranties, security agreements, certificates, landlord's agreements, Lock Box and Blocked Account agreements and all other agreements, documents and instruments now or hereafter executed or delivered by Borrower or any Obligor in connection with, or to evidence the transactions contemplated by, this Agreement.

"Loan Limits" means, collectively, the Availability limits, all other limits on the amount of Loans or Credit Accommodations set forth in this Agreement.

"Loans" means collectively the Revolving Loans and the Term Loan.

"Lock Box" has the meaning set forth in Section 4.1.

"Maturity Date" has the meaning set forth in Section 7.1.

"Maximum Facility Amount" means the amount set forth in Section 2(a) of Schedule A.

"Net Profits" means, for any given period of determination, Borrower's net profits for such period determined in accordance with GAAP.

"Net Sales" means net sales as determined in accordance with GAAP.

"Net Sales Participation" has the meaning set forth in Section 2.2(b).

"Obligations" means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether evidenced by this Agreement, any other Loan Document or otherwise whether arising from an extension of credit, opening a Credit Accommodation, guaranty, indemnification or otherwise (including all fees, costs and other amounts which may be owing to issuers of Credit Accommodations and all taxes, duties, freight, insurance, costs and other expenses, costs or amounts payable in connection with Credit Accommodations or the underlying goods), whether direct or indirect (including those acquired by assignment and any participation by Lender in Borrower's indebtedness owing to others), whether absolute or contingent, whether due or to become due, and whether arising before or after the commencement of a proceeding under the Bankruptcy Code or any similar statute whether or not allowed in any proceeding under the Bankruptcy Code, including all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, letter of credit fees, Credit Accommodation Fees and any other sums chargeable to Borrower under this Agreement or under any other Loan Document.

"Obligor" means any guarantor, endorser, acceptor, surety or other person liable on, or with respect to, the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

"Permitted Liens" means: (i) purchase money security interests in specific items of Equipment in an aggregate amount not to exceed the limit set forth in Section 8(a) of Schedule A; (ii) leases of specific items of Equipment in an aggregate amount not to exceed the limit set forth in Section 8(b) of Schedule A; (iii) Liens for taxes not yet due and payable; (iv) additional Liens which are fully subordinate to the security interests of Lender and are consented to in writing by Lender; (v) security interests being terminated concurrently with the execution of this Agreement; (vi) Liens of materialmen, mechanics or carriers, but excluding Liens in favor of warehousemen, arising in the ordinary course of business and securing obligations which are not delinquent; (vii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (i) or (ii) above; provided, that any extension, renewal or replacement Lien is limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (viii) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods; and (ix) security deposits posted in connection with real property leases or subleases. Lender will have the right to require, as a condition to its consent under clause (iv) above, that the holder of the additional Lien sign an intercreditor agreement in form and substance satisfactory to Lender, in its sole discretion, acknowledging that the Lien is subordinate to the security interests of Lender, and agreeing not to take any action to enforce its subordinate Lien so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate Lien shall also constitute an Event of Default under this Agreement.

"Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government or any agency or political division thereof, or any other entity.

"Prime Rate" means, at any given time, the prime rate as quoted in The Wall Street Journal as the base rate on corporate loans posted as of such time by at least 75% of the nation's 30 largest banks (which rate is not necessarily the lowest rate offered by such banks).

"Proceeds" has the meaning set forth in the UCC.

"Projected EBITDA" means EBITDA as reflected on the projections delivered on or prior to the date hereof and attached as Annex I hereto.

"Real Property" means the real property described in Section 10 of Schedule A.

"Related Agreements" means that certain Secured Party Bill of Transfer dated as of the date hereof between GBC Funding, LLC, a Delaware limited liability company (as successor to Lender), and Borrower, and the documents, instruments and agreements executed in connection therewith.

"Related Transactions" means the transactions contemplated by the Related Agreements.

"Released Parties" has the meaning set forth in Section 6.1.

"Renewal Term" has the meaning set forth in Section 7.1.

"Reserves" has the meaning set forth in Section 1.2.

"Revolving Loans" has the meaning set forth in Section 1.1(a).

"Sale" has the meaning set forth in Section 8.2.

"Subsidiary" means any corporation or other entity of which a Person owns, directly or indirectly, through one or more intermediaries, more than 50% of the Capital Stock or other equity interest at the time of determination.

"Tangible Chattel Paper" has the meaning set forth in the UCC.

"Term" means the period commencing on the date of this Agreement and ending on the Maturity Date.

"Term Loan" has the meaning set forth in Section 1.1(b).

"UCC" means, at any given time, the Uniform Commercial Code as adopted and in effect at such time in the State of New York.

"Unfinanced Capital Expenditures" shall mean, for any period, as to any Person, total Capital Expenditures less (a) long-term indebtedness and (b) proceeds of sales of rental containers.

"Utilization" means, with respect to any period, the average owned containers on rent divided by the average total owned containers.

"VAT Refunds" has the meaning set forth in Section 1.4.

All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the UCC, to the extent such terms are defined therein. The term "including," whenever used in this Agreement, shall mean "including but not limited to." The singular form of any term shall include the plural form, and vice versa, when the context so requires. References to Sections, subsections and Schedules are to Sections and subsections of, and Schedules to, this Agreement. All references to agreements and statutes shall include all amendments thereto and successor statutes in the case of statutes.

IN WITNESS WHEREOF, Borrower and Lender have signed this Schedule B as of the date set forth in the heading to the Agreement.

Borrower:	Lender:

TITAN APPAREL, INC.	GREYSTONE BUSINESS CREDIT II, L.L.C.

By	By
Its	Its Authorized Signatory

Annex I

See attached.

Exhibit A

FORM OF TERM NOTE

$_________________	New York, New York
______________ ___, 2007

FOR VALUE RECEIVED, the undersigned, Titan Apparel, Inc., a __________ corporation ("Borrower"), hereby unconditionally promises to pay to the order of Greystone Business Credit II, L.L.C. ("Lender"), a Delaware limited liability company having an address at 152 West 57th Street, 60th Floor, New York, New York 10019, or at such other place as the holder of this Term Note ("Term Note") may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of _______________________________ ___/100 Dollars ($________________). Reference is hereby made to the Loan and Security Agreement between Borrower and Lender of even date herewith (the "Loan Agreement") for a statement of the terms and conditions under which the loan evidenced hereby was made and is to be repaid. This Term Note evidences a Term Loan Advance described in the Loan Agreement. Capitalized terms used herein which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

The outstanding principal balance of this Term Note shall be payable in full on the Maturity Date. Prior thereto, the Term Note shall be repayable as set forth in the Loan Agreement.

Borrower further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full hereof at the per annum rate as set forth in the Loan Agreement. Following the occurrence and during the continuance of an Event of Default the entire outstanding principal balance of this Term Note shall, at Lender's option, bear interest until paid in full at a per annum rate equal to the interest rate applicable to the Term Loan from time to time in effect plus three percent (3.00%). Until maturity, interest on the outstanding principal amount hereof shall be payable in arrears on the first day of each month, commencing January 1, 2008 and on the Maturity Date. After maturity, whether by acceleration or otherwise, accrued interest shall be payable on demand. Interest as aforesaid shall be charged for the actual number of days elapsed over a year consisting of three hundred sixty (360) days on the actual daily outstanding balance hereof. Changes in the interest rate provided for herein which are due to changes in the Prime Rate shall be effective on the date of the change in the Prime Rate.

Notwithstanding anything to the contrary contained herein, the aggregate of all interest hereunder and charged or collected by Lender is not intended to exceed the highest rate permissible under any applicable law, but if it should, such interest shall automatically be reduced to the extent necessary to comply with applicable law and Lender will refund to Borrower any such excess interest received by Lender.

Subject to Section 7.2 of the Loan Agreement, Borrower may, prepay the outstanding principal balance hereof in whole or in part. Any partial prepayment of the Term Loan shall be applied to the unpaid installments of the Term Loan in the inverse order of their maturities.

Upon and after the occurrence of an Event of Default, this Term Note may, at the option of Lender, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

Payments received by Lender from Borrower on this Term Note shall be applied to the Obligations as provided in the Loan Agreement.

Presentment, demand, protest and notice of presentment, demand, nonpayment and protest are hereby waived by Borrower.

THIS TERM NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. If any provision of this Term Note or the application thereof shall be held to be void or unenforceable by any court of competent jurisdiction, such defect shall not affect the remainder of this Term Note, which shall continue in full force and effect. Whenever in this Term Note reference is made to Lender or Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Term Note shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

TITAN APPAREL, INC.

By
Its